Exhibit 99.1

                                                                        APPROVED BY:           Jeffrey I. Badgley
                                                                                                                Co-Chief Executive Officer

FOR IMMEDIATE RELEASE

                                                                                  CONTACT:       Miller Industries, Inc.
                                                                                                              J. Vincent Mish, Chief Financial Officer
                                                                                                              (423) 238-4171
                                                                                                              Frank Madonia, General Counsel
                                                                                                              (423) 238-4171
                                                                                                              Financial Dynamics
                                                                                                              Investor contact: Eric Boyriven
                                                                                                              (212) 850-5600

MILLER INDUSTRIES REPORTS 2004 SECOND QUARTER EARNINGS RESULTS

CHATTANOOGA, Tennessee, August 10, 2004 – Miller Industries, Inc. (NYSE: MLR) today announced financial results for the second quarter of 2004, which ended June 30, 2004.

For the second quarter of 2004, net sales from continuing operations were $59.6 million, compared with $58.0 million in the second quarter of 2003. Sales within the Company’s towing and recovery equipment segment increased 17% to $59.6 million from $51.2 million in the year ago period. Second quarter 2004 income from continuing operations(1) was $2.1 million, or $0.19 per diluted share, compared with income from continuing operations in the second quarter of 2003 of $1.6 million, or $0.18 per diluted share. The Company’s diluted shares outstanding increased 17% over the year ago period as a result of the completion of the exchange of certain of its subordinated debt and warrants for shares of its common stock in the first quarter of 2004, and the sale of 480,000 shares of common stock in a private placement, as previously announced.

Miller Industries reported net income for the 2004 second quarter of $1.8 million, or $0.16 per diluted share, which included a loss of $(322,000), or $(0.03) per diluted share, after-tax, from discontinued operations. This compares to a net loss for the 2003 second quarter of $(493,000), or $(0.05) per diluted share, which included a loss from discontinued operations of $(2.1) million, or $(0.23) per diluted share.

- MORE -

MILLER INDUSTRIES REPORTS 2004 SECOND QUARTER EARNINGS RESULTS	PAGE 2

Costs of operations in the second quarter of 2004 were $51.0 million, compared to $49.4 million in the year ago period. For the second quarter of 2004, selling, general and administrative expenses were 5.4 million, versus $4.6 million in the prior year period, reflecting higher expenses related to increased sales and higher than normal professional fees in the quarter.

Gross margin within the towing and recovery equipment segment improved to 14.6% of sales from 13.5% a year ago, reflecting better fixed cost absorption due to increased production levels.

Total interest expense for the Company’s continuing and discontinued operations in the second quarter of 2004 was $1.4 million, compared to $1.8 million in the year ago second quarter. Debt continued to decline in the second quarter due in large part to the retirement of approximately $5.4 million of subordinated debt with the proceeds from the sale of common stock, as previously announced. Total Senior and Junior debt at June 30, 2004 was $28.8 million, down from $31.8 million at March 31, 2004, and $40.6 million at December 31, 2003. For the six-month period ended June 30, 2004, net sales from continuing operations were $105.8 million versus $105.9 million during the prior year period. During the first half of 2004 the Company reported income from continuing operations(1) of $3.2 million, or $0.29 per diluted share, compared to income from continuing operations of $3.4 million, or $0.36 per diluted share, a year ago. Including a loss from discontinued operations of $(809,000), or $(0.07) per diluted share, the Company reported net income for the first half of 2004 of $2.4 million, or $0.22 per diluted share. Including a loss from discontinued operations of $(4.4) million, or $(0.48) per diluted share, the Company reported a net loss for the 2003 six-month period of $(1.1) million, or $(0.11) per diluted share. As explained above, the Company’s diluted shares outstanding increased by more than 17% over the year ago period as a result of the exchange of certain subordinated debt and warrants for shares of common stock, as well as the sale of additional shares of common stock during the first half of 2004.

“We are pleased with the results of the 2004 second quarter,” stated Jeffrey I. Badgley, President and Co-CEO of Miller Industries. “While our results were affected by the continuation of some operational inefficiencies associated with the increased production levels, as well as higher than normal professional fees during the quarter, a 17% increase in sales allowed us to generate higher gross margins and a significant improvement in net income and cash flow.”

Mr. Badgley concluded, “Although we recognize that challenges remain, we are pleased with the momentum of our business and are encouraged by the results of the first six months of 2004. We are optimistic that the positive trends that we began to experience in the first quarter will continue. As we head into a typically stronger selling season for our products, we remain focused on balancing costs in relation to demand and operating profitably.”

- MORE -

MILLER INDUSTRIES REPORTS 2004 SECOND QUARTER EARNINGS RESULTS	PAGE 3

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, August 11, 2004, at 10:00 AM EDT. Listeners can access the conference call live and archived over the Internet through a link at http://phx.corporateir.net/playerlink.zhtml?c=112441&s=wm&e=922376. Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 18, 2003. The replay number is (800) 642-1687, Passcode 9289417.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment. The Company markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference.

TABLE FOLLOWS

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
NET SALES
TOWING AND RECOVERY EQUIPMENT	$59,648	$51,161	17%	$105,807	$91,903	15%
TOWING SERVICES	0	6,801	-100%	0	13,952	-100%
	59,648	57,962	3%	105,807	105,855	0%
COSTS AND EXPENSES:

COSTS OF OPERATIONS
TOWING AND RECOVERY EQUIPMENT	50,952	44,234	15%	90,323	79,050	14%
TOWING SERVICES	0	5,188	-100%	0	10,618	-100%
	50,952	49,422	3%	90,523	89,668	1%

SELLING, GENERAL AND	5,369	4,641	16%	9,828	8,978	9%
ADMINISTRATIVE EXPENSES

LOSS ON DISPOSITION	0	682	100%	0	682	100%

INTEREST EXPENSE, NET	1,234	685	80%	2,278	1,439	58%

TOTAL COSTS AND EXPENSES	57,555	55,430	4%	102,429	100,767	2%

INCOME (LOSS) BEFORE INCOME TAXES	2,093	2,532	-17%	3,378	5,088	-34%
INCOME TAX PROVISION	18	889	-98%	204	1,703	-88%
INCOME FROM CONTINUING OPERATIONS(1)	2,075	1,643	26%	3,174	3,385	-6%
DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(322)	(3,035)	-89%	(809)	(6,243)	-87%
INCOME TAX PROVISION	0	(899)	-100%	0	(1,805)	-100%
LOSS FROM DISCONTINUED OPERATIONS	(322)	(2,136)	-85%	(809)	(4,438)	-82%

NET (LOSS) INCOME	$1,753	$(493)	-456%	$2,365	$(1,053)	-325%
BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.19	$0.18	6%	$0.29	$0.36	-19%
LOSS FROM DISCONTINUED OPERATIONS	$(0.03)	$(0.23)	87%	$(0.07)	$(0.47)	85%
BASIC INCOME (LOSS)	$0.16	$(0.05)	420%	$0.22	$(0.11)	300%
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.19	$0.18	6%	$0.29	$0.36	-19%
LOSS FROM DISCONTINUED OPERATIONS	$(0.03)	$(0.23)	87%	$(0.07)	$(0.47)	85%
DILUTED INCOME (LOSS)	$0.16	$(0.05)	420%	$0.22	$(0.11)	300%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	10,883	9,341	17%	10,789	9,341	16%
DILUTED	10,909	9,346	17%	10,895	9,348	17%

MILLER INDUSTRIES REPORTS 2004 SECOND QUARTER EARNINGS RESULTS	PAGE 5

(1) During the quarter ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, the statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The discussions and analyses above are of continuing operations, as restated, unless otherwise noted. Results of discontinued operations reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on intercompany balances. The results of operations and loss on disposal associated with certain towing services markets, which were sold in June 2003 have been reclassified from discontinued operations to continuing operations given the Company's significant continuing involvement in the operations of the disposal components via a consulting agreement, and the Company's ongoing interest in the cash flows of the operations of the disposal components via a long-term license agreement.

# # #